International Growth and Income Fund
June 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$127,462
Class B	$127
Class C	$5,551
Class F-1	$35,108
Class F-2	$70,960
Total	$239,208
Class 529-A	$3,237
Class 529-B	$6
Class 529-C	$566
Class 529-E	$108
Class 529-F-1	$316
Class R-1	$225
Class R-2	$919
Class R-2E	$4
Class R-3	$1,439
Class R-4	$2,040
Class R-5	$773
Class R-5E*	$-
Class R-6	$46,274
Total	$55,907
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.8030
Class B	$0.5592
Class C	$0.5671
Class F-1	$0.7865
Class F-2	$0.8647
Class 529-A	$0.7786
Class 529-B	$0.5165
Class 529-C	$0.5493
Class 529-E	$0.7120
Class 529-F-1	$0.8374
Class R-1	$0.5994
Class R-2	$0.5515
Class R-2E	$0.7358
Class R-3	$0.7043
Class R-4	$0.7979
Class R-5	$0.8823
Class R-5E	$0.5664
Class R-6	$0.8971
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	159,370
Class B	176
Class C	9,496
Class F-1	27,618
Class F-2	108,726
Total	305,386
Class 529-A	4,232
Class 529-B	8
Class 529-C	1,026
Class 529-E	144
Class 529-F-1	408
Class R-1	359
Class R-2	1,708
Class R-2E	13
Class R-3	2,139
Class R-4	2,666
Class R-5	941
Class R-5E*	-
Class R-6	59,591
Total	73,235
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$27.81
Class B	$27.83
Class C	$27.74
Class F-1	$27.80
Class F-2	$27.82
Class 529-A	$27.78
Class 529-B	$27.81
Class 529-C	$27.64
Class 529-E	$27.78
Class 529-F-1	$27.81
Class R-1	$27.74
Class R-2	$27.68
Class R-2E	$27.74
Class R-3	$27.76
Class R-4	$27.79
Class R-5	$27.95
Class R-5E	$27.79
Class R-6	$27.81
*Amount less than one thousand.